Exhibit 23.5

April 2, 2014

Tuniu Corporation

Tuniu Building, No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Tuniu Corporation (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that upon the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Jack Xu
Name: Jack Xu